Exhibit 10.12

DATED JUNE 15, 2023

Loan Agreement

between

PROFUSA, Inc

as the Borrower

and

Tasly (International) Healthcare Investment & Development Company Limited

as the Lender

This Loan Agreement (this “Agreement”) is made and entered into as of June 15, 2023 in Beichen District, Tianjin, the People’s Republic of China, by and between

The Lender, Tasly (International) Healthcare Investment & Development Company Limited, a company incorporated and established under the laws of British Virgin Islands, with its registered address at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands (the “Lender”);

and

The Borrower, PROFUSA, Inc, a company incorporated and established under the laws of California, United States, with its registered address at 5959 Horton Street, Suite 450, Emeryville, CA 94608, USA (the “Borrower”).

The Lender and the Borrower may hereinafter be referred to individually as a “Party” or collectively as the “Parties”.

Whereas:

In accordance with the terms and conditions provided herein, the Lender agrees to provide to the Borrower and the Borrower agrees to accept the Loan with the total capped amount of [USD one million six hundred thousand ONLY] ($ 1,600,000.00).

In witness thereof, the Parties hereby agree as follows for mutual compliance in connection with the Loan:

1.	DEFINITIONS AND INTERPRETATIONS

1.1	Definitions

In this Agreement and its Schedules, unless the context otherwise requires, the following words and phrases shall have the following meanings:

“Loan” refers to the loans made or to be made available to the Borrower under this Agreement in a principal amount of up to [USD one million six hundred thousand ONLY] ($ 1,600,000.00) as described in Article 2.1 of this Agreement;

“Loan Maturity Date” means September 30, 2023. The Loan can be repaid in advance or the Parties may also execute a supplementary agreement to agree on extension;

“Loan Term” refers to normally the period between the Withdrawal Date and Loan Maturity Date; in the case of prepayment, refers to the period between the Withdrawal Date and the date of prepayment; in the case of late payment, refers to the period between the Withdrawal Date and the date of actual payment;

“Interest” refers to Accrued Interest and Default Interest;

“Accrued Interest” refers to the interest on the Loan as described in Article 3.1 of this Agreement;

“Applicable Interest Rate”: From the Withdrawal Date to the Loan Maturity Date or the date set forth in the prepayment notice as provided in Article 5 of this Agreement, the Borrower shall repay the Loan at the applicable interest rate of 12% per annum;

“Default Interest” refers to the default interest as described in Article 3.3 of this Agreement;

“Working Day” refers to a day (other than a Saturday, Sunday or public holiday) on which banks in California, United States, British Virgin Islands and Tianjin, the People’s Republic of China are generally open for general banking business;

“Withdrawal Date” refers to the date when the Borrower withdraws the Loan, which shall be subject to the actual collection date of the Borrower;

“Significant Impact” includes a significant adverse effect (items a and b below) and the occurrence of a material event (items c and d below):

(a)	a material adverse change in the business, operations, property, finances, reputation and/or prospects of the Borrower;

(b)	a material adverse change in the ability of the Borrower to perform its obligations under this Agreement;

(c)	consummation of the transactions contemplated by that certain Merger Agreement and Plan of Reorganization, dated November 7, 2022, by and among North View Acquisition Corp., NV Profusa Merger Sub Inc. and the Borrower (as amended from time to time, the “Merger Agreement”) or termination of the Merger Agreement in accordance with its terms; or

(d)	The APAC JOINT VENTURE Project between the Borrower and Tasly Holding Group Co., Ltd. (the “Lender’s Affiliate”) is terminated or suspended or completed (including payment of related funds thereunder to the Borrower if successfully completed as contemplated by the Amendment Number One to Binding Term Sheet for APAC Joint Venture as of May 10, 2023 executed by the Borrower, the Lender’s Affiliate and other entities (with such modifications as are agreed by and among the Borrower, the Lender’s Affiliate and other entities)).

1.2	Interpretation

In this Agreement, unless otherwise specified, the following rules are applied:

(a)	a reference to a provision of law is a reference to it as from time to time amended or re-enacted;

(b)	headings are for convenience of reference only and shall not affect the interpretation of this Agreement;

(c)	a reference to this Agreement or any other document is a reference to this Agreement or that document as from time to time amended (however fundamentally) or updated;

(d)	“Person” shall be any and all natural person, company, partnership, enterprise or any other legal person or non-legal person organization or legal entity;

(e)	words in the singular will include plural and vice versa.

2.	LOAN

2.1	In view of the shortage of daily operating funds of the Borrower, the Lender, at the request of the Borrower, agrees to provide multiple Loan to the Borrower at different times agreed in this Agreement with a total capped amount of the Loan of USD one million six hundred thousand ONLY] ($1,600,000.00).

2.2	After the execution of this Agreement, if the Borrower wishes to make a withdrawal in a month, the Borrower shall accurately and truly submit the Request for Withdrawal in the form of Schedule 1 and any other documents or materials requested by the Lender (including but not limited to description of the Borrower’s operation in the previous month, description of the progress of the transactions contemplated by the Merger Agreement) in that month for the Lender’s review. After reviewing and approving the aforementioned documents or materials, the Lender will provide the Loan requested by the Borrower within five (5) Working Days. The requested withdraw is arranged as follows: [USD one million ONLY] ($ 1,000,000.00) for the first withdrawal, and [USD three hundred thousand ONLY] ($ 300,000.00) for each subsequent withdrawal, the Borrower is limited to make one request per month only, and the total capped amount of the Loan is [USD one million six hundred thousand ONLY] ($ 1.600.000.00).

2.3	The Borrower shall make all withdrawal requests by August 31, 2023, and the Lender will not provide any of the Loan if the request is made after the aforementioned deadline.

2.4	The Lender will transfer each of the Loan to the Borrower through the following bank account:

Company Name: Tasly (International) Healthcare Investment & Development Company Limited

Bank Name: CHINA MERCHEANTS BANK TIANJIN BRANCH

Swift Code: CMBCCNBS391

Account No.: FTN1229131479901

Bank Address: NO.255, GUANGDONG ROAD, HEXI DISTRICT, TIANJIN, CHINA

3.	INTEREST

3.1	The Accrued Interest on the Loan shall be calculated on a daily basis at the Applicable Interest Rate from the Withdrawal Date until the date mentioned in Article 4.1 or the repayment date as set forth in the prepayment notice provided in Article 5 (whichever is earlier), with a one-year period of 365 days.

3.2	The Borrower shall pay Accrued Interest on the date referred to in Article 4.1. If such day is not a Working Day, the Accrued Interest shall be paid on the next succeeding Working Day thereafter.

3.3	If the Borrower fails to pay any amount due to the Lender under this Agreement on the date mentioned in Article 4.1 or the repayment date as set forth in the prepayment notice provided in Article 5, Default Interest shall be payable at a rate of 24% per annum from the date mentioned in Article 4.1 or the repayment date as set forth in the prepayment notice provided in Article 5 (inclusive) until the actual payment date, and the Default Interest shall be calculated daily on a 365-day year basis.

4.	REPAYMENT

4.1	The Borrower shall repay in full the principal amount of the Loan together with Accrued Interest (as set out in Article 3.1) and all other amounts payable by it under this Agreement on the earlier of:

(a)	the Loan Maturity Date; or

(b)	the first (1) Working Day after the Borrower receives a written repayment request from the Lender if the Borrower is reasonably to be believed to have had a Significant Impact.

4.2	The Borrower shall not be entitled to reborrow any amount which has been repaid or prepaid.

4.3	If the Borrower fails to repay in full any amount due and payable under this Agreement on the date referred to in Article 4.1, the Lender shall be entitled to deduct payments in the order of fees, Interest and principal payable.

4.4	The Borrower shall repay the principal of the Loan together with Interest thereon and all other amounts payable by it under this Agreement to the Lender’s following bank account:

Company Name: Tasly (International) Healthcare Investment & Development Company Limited

Bank Name: CHINA MERCHEANTS BANK TIANJIN BRANCH

Swift Code: CMBCCNBS391

Account No.: FTN1229131479901

Bank Address: NO.255, GUANGDONG ROAD, HEXI DISTRICT, TIANJIN, CHINA

4.5	Conversion in Case of Default Circumstance: In the event that the APAC JOINT VENTURE Project contemplated between the Borrower and Lender’s Affiliate is terminated or not consummated as per the terms under the Amendment Number One to Binding Term Sheet for APAC Joint Venture signed and dated May 10, 2023, or the Borrower is unable to repay the Loan together with Interest thereon and all other amounts payable by it under the terms agreed to under this Agreement, then the Lender shall, in its sole discretion, have the option (but not the obligation) to, within thirty (30) days of the notice of either the termination of the APAC JOINT VENTURE Project by either Party or notice of default by either Party, convert part of or any and all of the entire outstanding principal balance of the Loan and all accrued but unpaid Interest and all other amounts payable by the Borrower under this Agreement into senior unsecured promissory notes on substantially the same terms as the latest senior unsecured promissory notes issued by the Borrower (including but not limited to, at the same conversion price as Company Senior Convertible Note Conversion Ratio defined in the Merger Agreement) which can be converted further into shares of Common Stock of NorthView Acquisition Corp. (also of New Profusa Common Stock as descripted in the registration statements as filed with the U.S. Securities and Exchange Commission by NorthView Acquisition Corp.) as per the Merger Agreement following the consummation of the transactions contemplated by the Merger Agreement, or into senior unsecured promissory notes on substantially the same terms as the latest senior unsecured promissory notes issued by the Borrower or shares of Common Stock of the Borrower (as defined in that certain Third Amended and Restated Articles of Incorporation of the Borrower, filed as of April 30, 2018) at a conversion price of $ 1.92 per share of Common Stock of the Borrower upon the termination or failure of the transactions contemplated by the Merger Agreement. The Borrower shall procure all the relevant parties to fulfil the aforementioned purpose. At such time as a conversion has been effected, the rights of the Lender under this Agreement shall cease, and the Lender shall thereafter be deemed to have become the holder of record of the shares of capital stock issuable upon such conversion. If any fractional share of Common Stock would, except for the provisions hereof, be deliverable upon conversion as contemplated by this Section 4.5, the Borrower, in lieu of delivering such fractional share, shall pay an amount equal to the value of such fractional share, as determined by the aforementioned conversion price. For the avoidance of doubt, in the event that the Lender does not elect to convert part of or any and all of the entire outstanding principal balance of the Loan and all accrued but unpaid Interest and all other amounts payable by the Borrower under this Agreement into senior unsecured promissory notes or into shares of Common Stock of the Borrower at the aforementioned conversion price pursuant to this Section within thirty (30) days of the notice of termination of the APAC JOINT VENTURE Project by either Party or notice of default by either Party, then the Lender’s option to conversion pursuant to this Section shall automatically terminate.

4.6	Notwithstanding any other provision of this Agreement, any repayment obligations of part of or any and all of the entire outstanding principal balance of the Loan and all accrued but unpaid Interest and all other amounts payable by the Borrower under this Agreement may be made by the Borrower, at the Lender’s election by written notice to the Borrower, through automatic conversion of part or all amounts payable under this Agreement into senior unsecured promissory notes on substantially the same terms as the latest senior unsecured promissory notes issued by the Borrower (including but not limited to, at the same conversion price as Company Senior Convertible Note Conversion Ratio defined in the Merger Agreement) which can be converted further into shares of Common Stock of North View Acquisition Corp. (also of New Profusa Common Stock as descripted in the registration statements as filed with the U.S. Securities and Exchange Commission by North View Acquisition Corp.) as per the Merger Agreement following the consummation of the transactions contemplated by the Merger Agreement, or into senior unsecured promissory notes on substantially the same terms as the latest senior unsecured promissory notes issued by the Borrower or shares of Common Stock of the Borrower (as defined in that certain Third Amended and Restated Articles of Incorporation of the Borrower, filed as of April 30, 2018) at a conversion price of $ 1.92 per share of Common Stock of the Borrower upon the termination or failure of the transactions contemplated by the Merger Agreement. The Borrower shall procure all the relevant parties to fulfil the aforementioned purpose. At such time as a conversion has been effected, the rights of the Lender under this Agreement shall cease, and the Lender shall thereafter be deemed to have become the holder of record of the shares of capital stock issuable upon such conversion. If any fractional share of Common Stock would, except for the provisions hereof, be deliverable upon conversion as contemplated by this Section 4.6, the Borrower, in lieu of delivering such fractional share, shall pay an amount equal to the value of such fractional share, as determined by the aforementioned conversion price.

5.	PREPAYMENT

5.1	If the Borrower intends to repay all or part of the Loan and Interest and all other amounts payable by the Borrower in advance before the Loan Maturity Date, it shall submit a prepayment notice to the Lender in writing five (5) Working Days in advance, specifying the amount and date of the proposed prepayment.

5.2	Without the written consent of the Lender, the Borrower shall not be entitled to revoke any prepayment notice it has issued, and the Borrower must prepay the Loan and pay Accrued Interest and all other amounts payable by the Borrower in accordance with such notice.

6.	PAYMENT

6.1	The Borrower shall remit any amount payable to the Lender in full by wire transfer or transfer into the designated repayment account (as provided in Article 4.4) on time, and send a copy of the payment certificate to the Lender on the day remittance or the next Working Day.

6.2	If any Loan Maturity Date or other payment date hereunder is not a Working Day, such Loan Maturity Date or payment date will be postponed to the nearest Working Day after such Loan Maturity Date or payment date.

6.3	All payments made by the Borrower to the Lender shall be free of any set-off, counterclaim, deduction, retention or additional conditions in any form. If the Borrower is obliged to withhold or deduct any amount by law or in accordance with any government or tax department, the amount payable by the Borrower shall be increased accordingly to ensure that the Lender actually receives on the Loan Maturity Date or other payment date as if there was no such withholding or deduction, and the Lender shall not bear any responsibility for such withholding or deduction related to the received amount.

6.4	Unless and until the Lender has actually received payment in full (in the currency specified in the terms of this Agreement), all payments required to be made by the Borrower under this Agreement as a result of a court judgment, order or otherwise shall not relieve it from its liability to make such payments.

7	REPRESENTATIONS AND WARRANTIES

7.1	The Borrower represents and warranties to the Lender that, as of the execution date of this Agreement and during the Loan Term:

(a)	The Borrower represents that it has not entered into or executed any agreement with any third party in connection with or with respect to procuring, negotiating, obtaining or applying for the Loan or the repayment of the principal, Interest and other related expenses of the Loan;

(b)	Before the Borrower executes this Agreement, the Lender has clearly explained the terms and effects of this Agreement to the Borrower and specifically advised the Borrower to seek independent legal advice regarding such terms and effects. The Borrower hereby acknowledges and represents that it has entered into this Agreement voluntarily and without undue influence or coercion;

(c)	The Borrower is legally incorporated and validly existing under the laws of its jurisdiction of incorporation and has the power and capability to carry on its ongoing business and to own its property and other assets;

(d)	The Borrower has not taken, and will not take, any action that would result in its entering into bankruptcy, liquidation, settlement, or reorganization proceedings, or to the best of its knowledge, is not aware of any threat from any other party planning to initiate bankruptcy, liquidation, settlement, or reorganization proceedings against it;

(e)	The entry into and performance of this Agreement and the transactions contemplated hereby do not and will not (i) violate any applicable law, statute, rule or regulation for the time being in force or any judgment, decree or permit to which the Borrower is subject, (ii) violate or contravene its articles of association, or (iii) conflict with or result in a breach of the terms of any contract or instrument to which the Borrower is a party or with which the Borrower is required to comply or that bind the assets of the Borrower, or constitute default under the terms of such contract or instrument, (iv) cause any indebtedness to become due and payable before its stated maturity date, or (v) create or impose any pledge or other encumbrance on the business, assets, rights or revenues of the Borrower or any of its subsidiaries or compel the creation of any pledge or other encumbrance on the business, assets, rights or revenues of the Borrower or any of its subsidiaries;

(f)	The Borrower has the legal capacity and power to execute and deliver this Agreement and perform its responsibilities under this Agreement; it has taken all necessary corporate, shareholder and other actions to authorize the execution, delivery and performance of this Agreement, and the execution, delivery and performance of this Agreement will not cause the Borrower’s excess of its authority limitation;

(g)	The Borrower has obtained or satisfied, in full and with full effect, every consent, authorization, permit, or approval, registration, or filing necessary or desirable for the authorization or the execution or delivery of this Agreement, or for the validity, enforceability, or admissibility of this Agreement as evidence, or for the Borrower’s performance of its obligations under this Agreement, from every government, public agency, or relevant authority or court, and there is no default in complying with any of the conditions or limitations (if any) imposed or related to any of the foregoing;

(h)	This Agreement is valid and constitutes, and will continue to constitute a valid and legal obligation binding on and enforceable against the Borrower;

(i)	The Borrower is able to pay all debts due and payable;

(j)	The Borrower is not involved in any material litigation, arbitration or other proceeding of a litigious nature and, to its knowledge, there are no pending or threatened litigations, arbitrations or other proceedings which have or may have a material adverse effect on its business, assets or financial condition;

(k)	No action has been taken or proceedings commenced or an order made or petition presented or resolution passed for the winding up or insolvency of the Borrower, and no attachment, execution or other process is pending against any assets of the Borrower, nor is the Borrower unable to pay its debts as they fall due;

(l)	The Borrower is not in default or breach of any arrangement or statutory or other legal requirement in any material financial responsibility or liability, including but not limited to any guarantee, indemnity, bond or similar liability to an extent or in a manner that may have a material adverse effect on the business, assets or financial condition of the Borrower taken as a whole;

(m)	No tax, levy, duty or other imposition is withheld or otherwise imposed on the amounts payable by the Borrower under this Agreement, or imposed as withholding or otherwise on account of the Borrower’s execution or delivery of this Agreement; and

(n)	To the best of the Borrower’s knowledge and belief, all documents, materials and data provided by the Borrower to the Lender are correct, true and reliable, and there are no falsifications or omissions of any facts.

7.2	So long as this Agreement continues effectively, any and all representations and warranties in this Article 7 will remain accurate and be complied with by the Borrower in all respects until all amounts payable by the Borrower under this Agreement have been repaid in full.

7.3	The Borrower hereby undertakes to the Lender that, until all outstanding Loan principal, Interest, and other amounts payable under this Agreement have been fully repaid to the Lender:

(A)	The Borrower shall notify the Lender in writing within five (5) Working Days from the date when it or any of its material assets is involved in any litigation or arbitration proceedings, enforcement or attachment or distress or similar measures, or an event or circumstance which may lead to such involvement occurs, setting out in detail the impact on which it has constituted or may constitute and what remedial measures have been taken or are planned to be taken by the Borrower;

(B)	The Borrower shall promptly provide the Lender, with any other information related to the Borrower’s financial condition and operations that the Lender may reasonably require;

(C)	Upon the occurrence of any event of default, the Borrower shall, within three (3) Working Days thereafter, provide written notice to the Lender specifying in detail the influence of such event of default it has or may have and any remedial measures have been taken or planned to be taken by the Borrower. The Borrower shall also promptly confirm to the Lender, upon the Lender’s reasonable request, that there are no other events of default existing or continuing, other than those specified in the written notice;

(D)	The Borrower shall strictly abide by and perform all of its obligations under this Agreement (including but not limited to use the Loan for the purpose specified in this Agreement);

(E)	In order to ensure that the Borrower’s obligations under this Agreement constitute its legal, valid, and enforceable obligations, the Borrower shall take all necessary actions to maintain or obtain all required approvals, registrations, filings, or consents from government departments or management agencies; and

(F)	If the Borrower intends to borrow money from other third parties, it shall notify the Lender in advance.

7.4	The Borrower hereby undertakes to the Lender that it will not, without the written consent of the Lender, take any of the following actions before the Borrower has paid off all principal of the Loan, Interest and other amounts payable under this Agreement:

(A)	Enter into liquidation, bankruptcy or similar legal proceedings;

(B)	Misappropriate any Loan hereunder without authorization;

(C)	Subordinate the Loan under this Agreement to any other loan when obtaining any other loan; and

(D)	Pay or declare to pay any indebtedness under liabilities disclosed by the Borrower to the Lender which is not yet due and payable.

8.	WAIVER OF DEFENSES

The	Borrower agrees not to reduce, discharge or mitigate its liability under this Agreement due to:

(a)	Dealing with any rights or remedies now or in the future available to the Lender against the Borrower or any other person;

(b)	Any incapacity or lack of power, authority or corporate capacity or dissolution or change in the membership or status of the Borrower or any other person;

(c)	Exercise by the Lender of its rights against the Borrower at its discretion to refuse, give, continue, change, review, terminate or increase any credit or other financing;

(d)	Any time, indulgence, waiver or concession given to the Borrower or any other person;

(e)	Any release, arrangement or compromise between the Lender and the Borrower or any other person;

(f)	The administration, insolvency, bankruptcy, arrestment, liquidation, winding-up, takeover, dissolution, incapacity, restriction, death, disability, discharge by operation of law or change of articles of association, name and type of the Borrower or any other person;

(g)	The invalidity, illegality, unenforceability, non-compliance or frustrated invalidation of any other person’s obligations;

(h)	Amounts claimed or executed by the Borrower;

(i)	The existence of any claim, set-off or other rights which the Borrower may from time to time have against any person;

(j)	Any law, regulation or decree or order affecting the Borrower or any other person in any jurisdiction; or

(k)	Any action or inaction by any person which is not the subject of this clause may exempt or discharge or reduce or terminate the Borrower’s liability under this Agreement.

9.	UNCONDITIONAL LIABILITY

THE BORROWER WAIVES ANY RIGHT IT MAY HAVE TO REQUIRE THE LENDER TO FIRST PROSECUTE OR ENFORCE CLAIM PAYMENT FROM ANY OTHER PERSON BEFORE MAKING A CLAIM AGAINST THE BORROWER IN CONNECTION WITH THIS AGREEMENT.

10.	ENTRUSTMENT

The Lender may engage agents, administrators, employees, advisers and other persons for the purposes of this Agreement on such terms and conditions as determined at the sole discretion of the Lender.

11.	INDEMNITY AND LIABILITY

11.1	Upon receipt of a written request from the Lender, the Borrower shall indemnify the Lender, the Lender’s Affiliate and their respective officers, directors, employees, agents, successors and assigns harmless from and against all liabilities, losses, damages, demands, expenses and costs (including attorney’s fees), etc. incurred by or in connection with this Agreement, unless such liabilities, losses, damages, demands, expenses and costs (including attorney’s fees), etc. are caused by grievous fault, gross negligence, fraud or intentional default of the Lender.

11.2	The Lender shall not be liable for any liability or loss suffered by the Borrower as a result of the exercise or intention to exercise by the Lender of any of its rights, powers and discretion under this Agreement, unless such liability or loss is caused by grievous fault, gross negligence, fraud or intentional default of the Lender.

12.	DEFAULT

If the Borrower defaults in performing any responsibilities under this Agreement, the Lender may (but is not obliged to) do whatever it deems necessary or expedient to make up for such default, and the reasonable expenses incurred by the Lender as a result will be added to the Borrower’s repayment liabilities.

The Borrower shall, at the reasonable request by the Lender, fully compensate the Lender for all liabilities, damages, expenses, claims, reduction in consolidated net asset value or increase in consolidated net liability value and all reasonable expenses borne, suffered or incurred by the Lender as a result of the aforesaid default, and make the Lender obtain full compensation. The Borrower shall pay any such losses to the Lender in full with amounts then at its disposal in real time at the reasonable request of the Lender.

13.	EXPENSES

THE BORROWER SHALL PAY ALL REASONABLE COSTS AND EXPENSES (INCLUDING LEGAL FEES CALCULATED ON A FULL INDEMNITY BASIS) INCURRED BY THE LENDER TO ENFORCE OR EXERCISE ITS RIGHTS UNDER THIS AGREEMENT AS SOON AS PRACTICABLE AFTER RECEIVING A WRITTEN REQUEST FROM THE LENDER.

14.	TRANSFER

14.1	Transferee and Permitted Transfer

This Agreement shall be binding upon and inure to the benefit of each Party hereto and its successor in title, permitted assignee and permitted transferee.

14.2	Assignment and Transfer Made by the Borrower

The Borrower shall not assign or transfer any of its rights or liabilities under this Agreement except with the prior written consent of the Lender.

14.3	Assignment and Transfer Made by the Lender

(a)	The Lender may assign and transfer any of its rights or liabilities under this Agreement without the prior consent of the Borrower.

(b)	This Agreement shall remain in force notwithstanding any change in the name or composition of the Lender, or its acquisition or merger by any other company. The Borrower agrees to be bound by this Agreement in respect of all liabilities (including those arising after any acquisition, merger or transfer).

15.	SEVERABILITY

If any term of this Agreement is held to be illegal, invalid or unenforceable in any jurisdiction, it will not affect:

(a)	the legality, validity or enforceability of any other term under this Agreement in that jurisdiction; or

(b)	the legality, validity or enforceability of such term or any other term under this Agreement in other jurisdictions.

16.	AMENDMENT

No amendment to this Agreement shall be valid unless it is made in writing and executed by the Parties hereto.

17.	GOVERNING LAW AND JURISDICTION

17.1	This Agreement shall be governed by and construed in accordance with the laws of the People’s Republic of China (for the purposes of this Agreement only, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan) without regard to its conflict of laws rules.

17.2	Any dispute arising from or in connection with this Agreement shall be submitted to China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration which shall be conducted in accordance with the CIETAC’s arbitration rules in effect at the time of applying for arbitration. The arbitration award is final and binding upon the Parties hereto.

17.3	If the Borrower may in any jurisdiction be exempted from action, enforcement, attachment or other legal proceedings with respect to itself and its assets and be granted the exemption (whether claimed or not) with respect to itself or its assets or revenues in any such relevant jurisdiction, the Borrower irrevocably agrees that it will not claim and irrevocably waive such exemption to the greatest extent possible as permitted by law.

18.	THIRD-PARTY RIGHTS

Except for the successor in title, permitted assignee and permitted transferee of either Party hereto, no person other than any Party hereto shall have the right to enforce and be entitled to benefits from any of the terms hereof.

19.	NOTICE

19.1	Any notice, request, demand and other communication required by or made as per this Agreement shall be in writing and shall be addressed to:

Lender:

Contact address: Tasly Great Health Town No.1 Tingjiang Road, Beichen District, Tianjin, the People’s Republic of China 300410

Contact person: Xingxing Zhen

Contact number: +8617317139506

E-mail: tsl-zhenxingxing@tasly.com

Borrower:

Contact address: 5959 Horton Street, Emeryville, CA 94608, USA

Contact person: Ben Hwang, Ph.D., CEO

Contact number: +1-925-997-6925

E-mail: ben.hwang@profusa.com

19.2	If the aforesaid notice or any other communication is sent by e-mail, it shall be deemed to have been delivered once sent; If sent in person, it shall be deemed to have been delivered upon being signed for by the recipient designated by the receiving Party; If sent by express mail, it shall be deemed to have been delivered seven (7) Working Days after posting.

19.3	In case of any change in the contact address or contact information of the aforementioned Party, the other Party shall be notified in writing within three (3) days from the date of change. If either Party violates the aforesaid provisions, the changing Party shall be liable for the impact and losses caused thereby, unless otherwise stipulated by law.

20.	OTHER ARTICLES

20.1	The Lender has the right to unilaterally terminate this Agreement on the premise of giving the Borrower five (5) Working Days’ prior notice (including but not limited to by e-mail, express mail, telephone, etc.), without assuming any liability for indemnity or compensation. This Agreement shall be terminated on the date of delivery of the aforementioned Lender’s notice. After the termination of this Agreement, the Lender shall no longer assume the obligation to provide the Loan. The Borrower shall repay all Loan principals that have been made by the Lender to the Borrower, all Interest payable and any other amounts payable within ten (10) Working Days after the termination hereof.

20.2	This Agreement may be executed in counterparts with the same effect as if both Parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together, and shall constitute one (1) and the same instrument. Any such counterpart, to the extent delivered by means of e-mail with attachment with .pdf, .tif, .gif, .jpeg, (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of this Agreement, and each Party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

[SIGNATURE PAGE FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have executed this Loan Agreement as of the date set forth in the first paragraph hereof.

Schedule 1

Request for Withdrawal

Date:

To:	Tasly (International) Healthcare Investment & Development Company Limited

With respect to the Loan Agreement dated as of June 15, 2023

Reference is made to the loan agreement (referred to as the “Loan Agreement”) executed by and between PROFUSA, Inc as the Borrower and Tasly (International) Healthcare Investment & Development Company Limited as the Lender as of June 15, 2023. Unless the contents of this request are required to be construed otherwise, the words in this request shall have the meanings specified in the Loan Agreement.

For the purpose of Article 2.1 of the Loan Agreement, in view of the shortage of daily operating funds of the Borrower, the Lender, at the request of the Borrower, agrees to provide multiple Loan to the Borrower at different times as agreed in the Loan Agreement with a total capped amount of the Loan of [USD one million six hundred thousand ONLY] ($1.600,000.00) (the “Loan”).

In addition, in accordance with Article 2.2 of the Loan Agreement, if the Borrower wishes to make a withdrawal in a month, the Borrower shall accurately and truly submit this Request for Withdrawal and any other documents or materials requested by the Lender (including but not limited to description of the Borrower’s operation in the previous month, description of the progress of the transactions contemplated by the Merger Agreement) in that month for the Lender’s review. After reviewing and approving the aforementioned documents or materials, the Lender will provide the Loan requested by the Borrower within five (5) Working Days. The requested withdraw is arranged as follows: [USD one million ONLY] ($1,000,000.00) for the first withdrawal, and [USD three hundred thousand ONLY] ($300,000.00) for each subsequent withdrawal, the Borrower is limited to make one request per month only, and the total capped amount of the Loan is [USD one million six hundred thousand ONLY] ($1,600.000.00).

The Borrower hereby irrevocably instructs Tasly (International) Healthcare Investment & Development Company Limited to transfer the Loan of [USD ONE MILLION ONLY] ($1,000,000.00) into the Borrower’s following bank account:

Bank name: Bank of America

Bank address: Bank of America, 222 Broadway, New York, NY 10038

SWIFT code: BOFAUS3N (for Wires in USD)/BOFAUS6S (for Wires in Non-USD demonimations)

Account name: profusainc

Account number: 325077106010

The Borrower hereby confirms and acknowledges that the receipt of amounts by the Borrower in accordance with this request shall constitute due receipt by the Borrower of amounts in respect of the Loan.

Signed by
)
[Ben Hwang] for and on behalf of		/s/ Ben Hwang
the Borrower	)	Full Name: Ben Hwang
[PROFUSA, Inc]	)	Title: Chief Executive Officer